Exhibit 99.1

LINN ENERGY ANNOUNCES THIRD QUARTER 2011 RESULTS

HOUSTON, Oct. 27, 2011 – LINN Energy, LLC (NASDAQ: LINE) announced today financial and operating results for the three months and nine months ended Sept. 30, 2011, and its outlook for the remainder of 2011.

The Company reports the following significant third quarter results:

•	Average daily production of 379 MMcfe/d, an increase of more than 30 percent over third quarter 2010;

•	Adjusted EBITDA of $243 million, an increase of more than 30 percent over third quarter 2010;

•	Distribution coverage ratio of 1.10x; and

•	Adjusted net income per unit of $0.44.

The Company also reports the following significant highlights:

•	Repurchased a total of approximately 530,000 units year-to-date under the Company’s unit repurchase program for an average price of $32.76 per unit;

•	Strengthened 2012 and 2013 commodity hedge portfolio by increasing oil and natural gas swap prices and oil put prices;

•	Strong liquidity position of more than $1.4 billion as of Sept. 30, 2011;

•	Signed purchase agreements for two bolt-on acquisitions in the Permian Basin Wolfberry play for a combined contract price of $105 million; and

•	Revised 2011 guidance implies an average distribution coverage ratio of approximately 1.18x for the full year 2011.

“LINN’s capital program continues to deliver positive results with quarter-over-quarter production growing 6 percent,” said Mark E. Ellis, President and Chief Executive Officer.  “Our organization has the ability to quickly assess current market conditions and act on them.  In the third quarter, we capitalized on the volatility of the markets by repurchasing a portion of our units and strengthening our commodity hedge positions for 2012 and 2013.  Our strategy enables us to prosper during turbulent markets, as evidenced by our strong relative performance compared to major indices in both the E&P and MLP markets.”

Cash Distributions

On Oct. 24, 2011, the Company’s Board of Directors declared a quarterly cash distribution of $0.69 per unit, or $2.76 per unit on an annualized basis, with respect to the third quarter 2011.  The distribution will be payable Nov. 14, 2011, to unitholders of record at the close of business Nov. 4, 2011.

OPERATIONAL  HIGHLIGHTS

LINN continued its active drilling program in the Granite Wash, where it drilled nine operated wells during the third quarter.  LINN now has 29 operated horizontal wells producing and nine additional operated wells drilling, completing or awaiting completion.  In addition, the Company owns working interest in 25 non-operated horizontal producing wells with three additional non-operated wells in progress.  The Company’s net production from the horizontal Granite Wash program during the third quarter averaged approximately 64 MMcfe/d, up from 51 MMcfe/d during the second quarter 2011.

LINN will continue to optimize its Granite Wash horizontal program by systematically drilling and completing multiple wells in a section at the same time.  This technique minimizes the impact of offset completion activity on producing wells.  LINN believes this method will enable the Company to capitalize on operating efficiencies and reduce both drilling and completion costs.

On three occasions to date, LINN successfully drilled two wells from a single pad utilizing the pad-drilling concept, which will be a critical component of the company’s development plan moving forward.  With several horizontal targets in some locations, LINN may eventually have as many as six to nine horizontal wells from a single drilling pad.  LINN also developed a simultaneous-operations process that allows the company to safely drill on a pad with an existing producing well without shutting in current production.

In addition to beginning development in new areas, LINN has drilled five different horizontal intervals in the Granite Wash (Carr, Britt, Granite Wash “A”, Granite Wash “F” and the Atoka) and plans to test several more intervals.  The Company expects to refine and increase its inventory as wells and intervals from these new areas are tested.

“With results from the Granite Wash program delivering an aggregate return of more than 100 percent over the past year, our enthusiasm about the potential of the play continues to grow,” said Arden L. Walker, Executive Vice President and Chief Operating Officer.

LINN’s companywide development program continues to meet expectations.  However, financial results were impacted by lower commodity prices and higher lease operating expenses than forecast in third-quarter guidance.  To alleviate oil handling constraints in the Granite Wash during the quarter, LINN utilized temporary trucking services and storage facilities to ensure delivery of its oil production to market.  This, combined with nonrecurring facility improvements to acquired properties in the Permian Basin, increased lease operating expenses for the quarter.  The Company expects these costs to diminish by year-end.

Supplemental information on the Company’s financial and operational results can be found under Presentations at www.linnenergy.com.

Acquisitions

During the third quarter 2011, the Company signed purchase agreements for two bolt-on acquisitions in the Permian Basin Wolfberry play for a combined contract price of $105 million, subject to closing conditions.  These acquisitions are expected to close during the fourth quarter, and add net production of approximately 800 Boe/d and proved reserves of approximately 8.3 MMBoe (78 percent oil and NGLs).  The Company expects these pending acquisitions to complement and bolster its expanding presence in the Permian Basin.  Year-to-date, the Company has closed or signed purchase agreements for a total contract price of approximately $962 million.

Third Quarter 2011 Results

LINN increased production to an average of 379 MMcfe/d in the third quarter 2011, an increase of more than 30 percent over 283 MMcfe/d in the third quarter 2010.

During the third quarter 2011, the Company’s hedged realized average price was $88.62 per Bbl.  This is a $2.73 per Bbl benefit from the Company’s hedge positions over its unhedged realized average price of $85.89 per Bbl.  The hedged realized average price for natural gas was $8.05 per Mcf for the third quarter 2011.  This is a $3.79 per Mcf benefit from the Company’s hedge positions over its unhedged realized average price of $4.26 per Mcf.  Realized average price for NGL production was $42.01 per Bbl for the third quarter 2011.

Lease operating expenses for the third quarter 2011 were approximately $63 million, or $1.80 per Mcfe, compared to $42 million, or $1.61 per Mcfe, in the third quarter 2010.  Transportation expenses for the third quarter 2011 were approximately $8 million, or $0.22 per Mcfe, compared to $5 million, or $0.20 per Mcfe, in the third quarter 2010.  Taxes, other than income taxes for the third quarter 2011 were approximately $21 million, or $0.60 per Mcfe, compared to $12 million, or $0.46 per Mcfe, during the third quarter 2010. General and administrative expenses, excluding unit-based compensation expenses, for the third quarter 2011 were approximately $25 million, or $0.70 per Mcfe, compared to $21 million, or $0.79 per Mcfe, in the third quarter 2010.  Depreciation, depletion and amortization expenses for the third quarter 2011 were approximately $88 million, or $2.53 per Mcfe, compared to $62 million, or $2.40 per Mcfe, in the third quarter 2010.

For the third quarter 2011, the Company’s distribution coverage ratio was 1.10x.  The Company generated adjusted EBITDA (a non-GAAP financial measure) of $243 million for the third quarter 2011, compared to $185 million in the third quarter 2010.

Adjusted EBITDA is a measure used by Company management to evaluate cash flow and the Company’s ability to sustain or increase distributions.  A reconciliation of adjusted EBITDA to net income is provided in this release (see Schedule 1).  The most significant reconciling items are interest expense and noncash items, including the change in fair value of derivatives, and depreciation, depletion and amortization.

LINN utilizes commodity hedging to capture cash-flow margin and reduce cash-flow volatility.  The Company reported gains on derivatives from oil and natural gas hedges of approximately $824 million for the quarter.  This includes approximately $732 million of noncash gains from the change in fair value of derivatives, due to a decrease in commodity prices, and realized hedge gains of approximately $92 million during the third quarter.  The realized hedge gains include approximately $27 million of gains related to canceled derivatives.  Noncash gains or losses do not affect adjusted EBITDA, cash flow from operations or the Company’s ability to pay cash distributions.

For the third quarter 2011, the Company reported net income of approximately $838 million, or $4.74 per unit, which includes a noncash gain of $732 million, or $4.15 per unit, from the change in fair value of derivatives covering future production, and a realized gain of $27 million, or $0.15 per unit, on the cancellation of derivatives.  Excluding these items, adjusted net income (a non-GAAP financial measure) for the third quarter 2011 was approximately $79 million, or $0.44 per unit (see Schedule 2).

Adjusted net income is presented as a measure of the Company’s operational performance from oil and natural gas properties, before derivative gains and losses, impairment of goodwill and long-lived assets, loss on extinguishment of debt and (gains) losses on the sale of assets, net, because these items affect the comparability of operating results from period to period.  A reconciliation of adjusted net income to net income is provided in this release (see Schedule 2).

Financial Update

During the third quarter 2011, the Company launched a $500 million at-the-market equity offering program, and issued and sold approximately 16,000 units at a weighted average unit price of $38.25 for net proceeds of approximately $600,000.  This program allows the Company to access capital market funding, while minimizing price disruption caused by large follow-on offerings.  Proceeds will be used for general corporate purposes that include funding ongoing acquisition activity.

During the third quarter 2011, the Company also took advantage of weakness in the overall equity market by repurchasing 400,000 units under its unit repurchase program at a weighted average unit price of $32.98.  The Company purchased approximately 130,000 additional units during October 2011 at a weighted average unit price of $32.08.

The Company reaffirmed its $1.5 billion revolving credit facility as a result of the regular semi-annual redetermination process in October 2011.  As of Oct. 27, the Company’s borrowing capacity, including available cash, was approximately $1.4 billion.

In September 2011, the Company took advantage of volatile market conditions to strengthen its 2012 and 2013 hedge portfolio.  The Company unwound its natural gas and oil swaps for 2016 and used the proceeds to increase the prices on its natural gas and oil swaps for 2012 from $5.97 per MMBtu to $6.10 per MMBtu and from $94.67 per

Bbl to $97.34 per Bbl respectively.  In addition, the Company paid premiums to increase the prices on its oil puts for 2012 and 2013 from $75 per Bbl to $90 per Bbl.

Based on current production estimates, approximately 100 percent of the Company’s natural gas production is hedged through 2015 and 100 percent of its oil production is hedged through 2013.  In addition, 80 percent of its oil production is hedged in both 2014 and 2015.  For full year 2011, the Company is hedged at a weighted average oil price of $85.70 per Bbl and a weighted average natural gas price of $8.24 per Mcf.  As of Sept. 30, 2011, the mark-to-market value of the Company’s hedge book was a net asset of approximately $770 million.

Conference Call and Webcast

As previously announced, management will host a teleconference call Oct. 27, 2011, at 10 a.m. Central/11 a.m. Eastern to discuss LINN Energy’s third quarter 2011 results and its outlook for the remainder of 2011.  Prepared remarks by Mark E. Ellis, President and Chief Executive Officer, and Kolja Rockov, Executive Vice President and Chief Financial Officer, will be followed by a question and answer period.

Investors and analysts are invited to participate in the call by phone at (877) 224-9081 (Conference ID: 10238879) or via the internet at www.linnenergy.com.  A replay of the call will be available on the Company’s website or by phone at (855) 859-2056 (Conference ID: 10238879) for a seven-day period following the call.

Non-GAAP Measures

Adjusted EBITDA is a non-GAAP financial measure that is reconciled to its most comparable GAAP financial measure under the heading “Explanation and Reconciliation of Adjusted EBITDA” in this press release (see Schedule 1).

Adjusted net income is a non-GAAP financial measure that is reconciled to its most comparable GAAP financial measure under the heading “Explanation and Reconciliation of Adjusted Net Income” in this press release (see Schedule 2).

ABOUT LINN ENERGY

LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets.  LINN Energy is a top-20 U.S. independent oil and natural gas development company, with approximately 2.8 Tcfe of proved reserves in producing U.S. basins as of Dec. 31, 2010 (pro forma for closed 2011 acquisitions).  More information about LINN Energy is available at www.linnenergy.com.

This press release includes “forward-looking statements.”  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include, but are not limited to forward-looking statements about acquisitions and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release.  These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  These include risks relating to the Company’s financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.  See “Risk Factors” in the Company’s Annual Report filed on Form 10-K and other public filings and press releases.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Estimates of proved reserves of pending acquisitions included in this press release were calculated as of the effective dates of the acquisitions using forward strip oil and natural gas prices.  These estimates of proved reserves differ from those prepared in accordance with the rules and regulations of the Securities and Exchange Commission.

Contacts:	LINN Energy, LLC

Investors:
Clay Jeansonne, Vice President – Investor Relations
281-840-4193

Media:
Paula Beasley, Manager, Public Affairs & Communications
281-840-4183

The financial summary follows; all amounts within are unaudited.

Schedule 1
LINN Energy, LLC
Explanation and Reconciliation of Adjusted EBITDA

Adjusted EBITDA

Adjusted EBITDA (a non-GAAP financial measure), as defined by the Company, may not be comparable to similarly titled measures used by other companies.  Therefore, adjusted EBITDA should be considered in conjunction with net income and other performance measures prepared in accordance with GAAP, such as operating income or cash flow from operating activities.  Adjusted EBITDA should not be considered in isolation or as a substitute for GAAP measures, such as net income, operating income or any other GAAP measure of liquidity or financial performance.

The Company defines adjusted EBITDA as net income (loss) plus the following adjustments:

•	Net operating cash flow from acquisitions and divestitures, effective date through closing date;
•	Interest expense;
•	Depreciation, depletion and amortization;
•	Impairment of goodwill and long-lived assets;
•	Write-off of deferred financing fees and other;
•	(Gains) losses on sale of assets and other, net;
•	Provision for legal matters;
•	Loss on extinguishment of debt;
•	Unrealized (gains) losses on commodity derivatives;
•	Unrealized (gains) losses on interest rate derivatives;
•	Realized (gains) losses on interest rate derivatives;
•	Realized (gains) losses on canceled derivatives;
•	Unit-based compensation expenses;
•	Exploration costs; and
•	Income tax (benefit) expense.

Adjusted EBITDA is a measure used by Company management to indicate (prior to the establishment of any reserves by its Board of Directors) the cash distributions the Company expects to make to its unitholders.  Adjusted EBITDA is also a quantitative measure used throughout the investment community with respect to publicly-traded partnerships and limited liability companies.

Schedule 1 – Continued
LINN Energy, LLC
Explanation and Reconciliation of Adjusted EBITDA

The following presents a reconciliation of net income to adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(in thousands)

Net income	$837,627	$4,143	$628,054	$129,239
Plus:
Net operating cash flow from acquisitions and divestitures, effective date through closing date	1,521	4,200	37,880	22,717
Interest expense, cash	39,609	16,125	164,790	55,818
Interest expense, noncash	26,239	37,372	26,883	71,301
Depreciation, depletion and amortization	88,328	62,482	234,039	169,614
Write-off of deferred financing fees and other	—	—	1,189	2,076
(Gains) losses on sale of assets and other, net	167	1,276	(749)	1,946
Provision for legal matters	36	5,000	776	5,000
Loss on extinguishment of debt	—	—	94,372	—
Unrealized (gains) losses on commodity derivatives	(732,452)	39,405	(470,601)	(34,726)
Unrealized gains on interest rate derivatives	—	(38,089)	—	(63,978)
Realized losses on interest rate derivatives	—	―	—	8,021
Realized (gains) losses on canceled derivatives	(26,752)	49,590	(26,752)	123,865
Unit-based compensation expenses	5,578	3,146	16,759	10,546
Exploration costs	503	281	1,498	4,297
Income tax expense	2,862	33	8,730	5,710
Adjusted EBITDA	$243,266	$184,964	$716,868	$511,446

The following presents a reconciliation of net cash provided by operating activities to adjusted EBITDA:

Net cash provided by operating activities for the three months ended September 30, 2011, was approximately $183 million and includes cash interest payments of approximately $39 million, realized gains on canceled derivatives of approximately $(27) million, premiums paid for commodity derivatives of approximately $60 million and other items totaling approximately $(12) million that are not included in adjusted EBITDA.  Net cash provided by operating activities for the three months ended September 30, 2010, was approximately $108 million and includes cash interest payments of approximately $16 million, realized losses on canceled derivatives of approximately $50 million and other items totaling approximately $11 million that are not included in adjusted EBITDA.  Net cash provided by operating activities for the nine months ended September 30, 2011, was approximately $486 million and includes cash interest payments of approximately $163 million, realized gains on canceled derivatives of approximately $(27) million, premiums paid for commodity derivatives of approximately $60 million and other items totaling approximately $35 million that are not included in adjusted EBITDA.  Net cash provided by operating activities for the nine months ended September 30, 2010, was approximately $183 million and includes cash interest payments of approximately $55 million, cash settlements on interest rate derivatives of approximately $11 million, realized losses on canceled derivatives of approximately $124 million, premiums paid for commodity derivatives of approximately $91 million and other items totaling approximately $47 million that are not included in adjusted EBITDA.

Schedule 2
LINN Energy, LLC
Explanation and Reconciliation of Adjusted Net Income

Adjusted Net Income

Adjusted net income (a non-GAAP financial measure), as defined by the Company, may not be comparable to similarly titled measures used by other companies.  Therefore, adjusted net income should be considered in conjunction with net income (loss) and other performance measures prepared in accordance with GAAP.  Adjusted net income should not be considered in isolation or as a substitute for GAAP measures, such as net income (loss) or any other GAAP measure of liquidity or financial performance.  Adjusted net income is a performance measure used by management to evaluate the Company’s operational performance from oil and natural gas properties, prior to unrealized (gains) losses on derivatives, realized (gains) losses on canceled derivatives, impairment of goodwill and long-lived assets, loss on extinguishment of debt and (gains) losses on sale of assets, net.

The following presents a reconciliation of net income to adjusted net income:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(in thousands, except per unit amounts)

Net income	$837,627	$4,143	$628,054	$129,239
Plus:
Unrealized (gains) losses on commodity derivatives	(732,452)	39,405	(470,601)	(34,726)
Unrealized gains on interest rate derivatives	—	(38,089)	—	(63,978)
Realized (gains) losses on canceled derivatives	(26,752)	49,590	(26,752)	123,865
Loss on extinguishment of debt	—	—	94,372	—
(Gains) losses on sale of assets, net	131	1,252	(855)	1,899
Adjusted net income	$78,554	$56,301	$224,218	$156,299

Net income per unit – basic	$4.74	$0.03	$3.63	$0.91
Plus, per unit:
Unrealized (gains) losses on commodity derivatives	(4.15)	0.26	(2.73)	(0.24)
Unrealized gains on interest rate derivatives	—	(0.26)	—	(0.45)
Realized (gains) losses on canceled derivatives	(0.15)	0.34	(0.15)	0.87
Loss on extinguishment of debt	—	—	0.55	—
(Gains) losses on sale of assets, net	—	0.01	—	0.01
Adjusted net income per unit – basic	$0.44	$0.38	$1.30	$1.10